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                                                                 EXHIBIT 10.05



                           DEFERRED COMPENSATION PLAN

                               BOARD OF DIRECTORS

                                       OF

                         PANHANDLE EASTERN CORPORATION

              (Adopted May 26, 1982; as amended November 29, 1989
                             and January 25, 1995)

Panhandle Eastern Corporation, a Delaware corporation (the "Company"), hereby establishes a Deferred Compensation Plan, as amended (the "Plan") providing for optional deferral of compensation to Directors, as described below:

1.       Eligibility.

         Any member of the Board of Directors of the Company ("Director") who receives compensation for acting as a Director is eligible to participate under the Plan ("Participant").

2.       Compensation to be Deferred.

         A Director may elect to defer either 50 percent or 100 percent, but no other or different portion or percentage, of all directors fees which may become payable to him with respect to services as a Director ("Deferred Compensation") during any calendar year (the "Year"). Directors fees shall include retainer fees, committee fees and attendance fees, but shall not include any expense reimbursement.

3.       Time and Method of Election to Defer.

         a. In the first year in which a Participant becomes eligible to participate in the Plan, the newly-eligible Participant may make an election to defer compensation for services as a Director to be performed subsequent to such election by providing written notice to the Secretary of the Company on the Election Form provided for such purpose within thirty days after the date the Participant becomes eligible.

         b. In other years, a Participant may elect to defer compensation by providing written notice thereof to the Secretary of the Company on the Election Form before December 31 of the year preceding the year for which compensation shall be deferred.


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         c.      A deferral election shall be irrevocable and shall remain in effect and be deemed a like election for deferral of compensation with respect to all years subsequent thereto unless revoked prior to December 31 of the year preceding the year in which revocation is to be effective. If no election is made, all compensation shall be paid on a regular basis during such year.

4.       Time of Payment of Deferred Compensation.

         A Participant in the Plan may elect to have payment of Deferred Compensation made, or if an installment payment has been elected pursuant to Section 5 hereof, to have the first installment payment made, by January 15 of the year next succeeding the year in which occurs any one of the following alternative events:

         a.      Termination of service as a Director; or

         b. On a birthday anniversary date to be elected by the Participant.

5.       Method of Payment of Deferred Compensation.

         A Participant may elect to have payment of Deferred Compensation made in accordance with any one of the following alternatives:

         a.      In a lump sum; or

         b. At the rate of twenty (20) percent per year over five (5) years; or

         c.      At the rate of ten (10) percent per year over ten (10) years.

6.       Election as to Time and method of Payment.

         A Participant must make an election, as to the time and method of payments of Deferred Compensation, in the year preceding the year to which such election shall be applicable. Such election may be amended for subsequent years, with respect to the provisions of Section 4 and/or Section 5, by filing an amended Election Form during the year preceding the year in which such amendment shall become effective.

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7.       Payment in Absence of Election or upon Death.

         If for any reason no election has been made as to time or method of payment of compensation which a Participant has elected to defer, such Deferred Compensation will be paid in a lump sum by January 15 of the year next succeeding the year in which the Participant shall have retired. Upon the death of a Participant, if no election has been made to the contrary, payment to the Participant's duly qualified legal representative will be made in a lump sum within thirty (30) days following request from such legal representative and in any event within twelve (12) months following the date of the Participant's death.

8.       Deferred Accounts, and Additions Thereto.

         The Company will maintain an account of the Deferred Compensation ("Deferred Account") for each Participant. Each Deferred Account shall be credited with interest at 1/12th of the Annual Interest Rate as of the last day of each month until the balance of the Deferred Account has been paid in full. The Annual Interest Rate shall be the Moody's Seasoned Baa Corporate Bond Yield Index for the week ending with the final Friday of the previous November, as reported in the Federal Reserve statistical release H.15 or its successor publication. For purposes of interest compounding, commencing February 1, 1995, interest credited during a calendar year will not be considered part of an account balance until the first day of the succeeding calendar year.

         Title to and beneficial ownership of any assets, whether cash or investments, which the Company may set aside or earmark to pay the Deferred Compensation will at all times remain in the Company and neither the Participant nor the Participant's designated beneficiary or estate shall have any property interest whatsoever in any specific assets of the Company.

9.       Disability.

         In the event of the disability of a Participant, the Executive Committee of the Board of Directors (the "Committee") of the Company may, in its sole discretion, make any payments from the Deferred Compensation account of such Participant, to him or for his account, as deemed by the Committee to be in his best interests; the fact of disability to be determined in the sole discretion of the Committee.

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         No member of the Committee will be allowed to participate in any decision under this Section 9 with respect to his Deferred Compensation account or determination of his disability.

10.      Nonassignability of Deferred Compensation.

         The right of the Participant or any other person to the payment of Deferred Compensation or other benefits under the Plan shall not be assigned, transferred, pledged, or encumbered except by will or by the laws of descent and distribution. In the event of any attempted assignment or transfer, the Company shall have no further liability under the Plan.

11.      Amendment.

         The Plan may be amended from time to time by vote of the Board of Directors of the Company, but no such amendment may change an election which has become irrevocable as above provided, nor rights and obligations thereunder.

12.      Continuance.

         The Plan is to be binding upon the Company and upon its successors and assigns. The Plan shall continue in effect from year to year unless and until revoked by the Board of Directors of the Company, any such revocation to operate only prospectively and not to affect rights or obligations under elections previously made. In the event of the merger of the Company with another, the Board of Directors of such merger or resulting company shall be deemed to have the power herein stated.